Exhibit 2.1

ASSET PURCHASE Agreement

THIS ASSET PURCHASE Agreement (this “Agreement”), dated as of March 24, 2023, is entered into among Dawson Geophysical Company, a Texas corporation (“Buyer”), Wilks Brothers, LLC, a Texas limited liability company, for the limited purposes set forth herein (“Owner”), and Breckenridge Geophysical, LLC, a Texas limited liability company (“Seller” and, together with Owner, the “Seller Parties”). Capitalized terms used in this Agreement have the meanings given such terms in Article I or in the applicable Section cross referenced in Article I.

Preliminary statements

A.            Owner, as the direct owner of 100% of the equity and economic interests of Seller, will derive substantial benefit from the consummation of the Transactions, and Buyer has conditioned its willingness to enter into the Transactions upon its receipt of the covenants of Owner contained herein.

B.             The Seller Parties, through Seller, are engaged in the business of providing seismic data acquisition services primarily for use in the onshore drilling and production of oil and natural gas in the continental U.S., as well as directly to onshore oil and natural gas exploration and development companies (collectively, the “Business”).

C.             Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets used in the Business, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounting Principles” means Seller’s historical accounting methods, practices, principles, policies and procedures used to prepare the Financial Statements, prepared in accordance with GAAP.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including derivative terms the terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything herein, neither Buyer, on the one hand, nor the Seller Parties, on the other hand, are an Affiliate of the other Party (or Parties) for purposes of this Agreement, the other Transaction Documents and the Transactions.

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“Agreement” has the meaning set forth in the Preamble.

“Assets” has the meaning set forth in Section 2.01.

“Assumed Taxes” means the following Taxes to the extent included as a current liability in determining Closing Working Capital as finally determined: (a) real or personal property Taxes due and payable with respect to the Assets by Buyer after the Closing Date which are attributable to a Pre-Closing Tax Period; and (b) employer’s portion of any employment Taxes with respect to wages payable to any Transferred Employee that are due and payable by Buyer after the Closing Date which are attributable to a Pre-Closing Tax Period.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” means each employee benefit plan, as defined in Section 3(3) of ERISA, each employment, severance or similar contract and each other agreement, plan, policy or arrangement (whether written or oral) providing for compensation, bonuses, commission, profit-sharing, partnership interest, stock option or other equity-related rights or other forms of incentive or deferred compensation (including any such plans governed by Section 409A of the Code), vacation and other paid time off benefits, insurance, health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, post-employment, retirement or pension benefits to employees of the Business, in each case, to the extent such arrangements, plans, policies or practices are maintained, sponsored or contributed to by Seller for the benefit of the Business Employees or for which Buyer may have any Liability, contingent or otherwise.

“Bill of Sale” means a Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto.

“Business” has the meaning set forth in the Preamble.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Law to be closed for business.

“Business Employee” has the meaning set forth in Section 5.09(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Buyer Disclosure Documents” has the meaning set forth in Section 4.05(a).

“Buyer Indemnified Parties” means Buyer, its successors, assigns and present and future Affiliates, and each of their respective present and future directors, officers, agents, representatives and employees.

“Buyer Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Buyer and its Subsidiaries, taken as a whole, or (b) the ability of Buyer to consummate the Transactions contemplated hereby; provided, however, that “Buyer Material Adverse Effect” will not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Buyer operates; (iii) any changes in financial, banking or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including the enforcement, implementation or interpretation thereof; (vii) the public announcement, pendency, or completion of the Transactions or the Transaction Documents; or (viii) resulting from acts of god, such as hurricanes, tornadoes, floods, earthquakes or other natural disasters; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (vi) and (viii) immediately above will be taken into account in determining whether a Buyer Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Buyer compared to other participants in the industries in which Buyer conducts its businesses.

“Buyer Recommendation” has the meaning set forth in Section 5.02(b).

“Closing” has the meaning set forth in Section 2.09.

“Closing Date” has the meaning set forth in Section 2.09.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of 11:59 p.m. on the day immediately prior to the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.07(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture and every other agreement, understanding, commitments and legally binding arrangements, whether written or oral.

“Conversion Shares” means the shares of Buyer Common Stock issuable upon conversion of the Convertible Note following the Required Stockholder Vote.

“Convertible Note” has the meaning set forth in Section 2.06(a).

“Current Assets” means the current assets of Seller primarily related to the Business, including cash and cash equivalents, accounts receivable, inventory and prepaid expenses, each as determined in accordance with the Accounting Principles.

“Current Liabilities” means current liabilities of Seller primarily related to the Business, including accounts payable, accrued Taxes and accrued expenses, but excluding (a) the current portion of long term debt and (b) the Excluded AP, in each case, as determined in accordance with the Accounting Principles.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller Parties to Buyer and delivered by Buyer to the Seller Parties, as applicable, simultaneously with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.07(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Domain Name” means https://www.breckex.com/ and all other domain names and URLs (whether registered or unregistered) owned by Seller or which Seller is licensed, authorized or otherwise granted rights to.

“Environmental Claim” means any Action, Governmental Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Condition” means any noncompliance with Environmental Laws, including any pollution or contamination of the soil or groundwater at, under or migrating from or onto the real property owned or leased by or on behalf of Seller, related to the Business or the Assets that occurred prior to or is continuing as of the Closing Date.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit, in each case, with respect to the Business.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers, trades or businesses (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.07(a).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.07(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded IP” means the Intellectual Property set forth on Schedule 2.03(g) of the Disclosure Schedules.

“Excluded Taxes” means, other than Assumed Taxes, (a) any Liability of Seller (or Owner) for Taxes that are not related to the Assets or the Business (whether accrued or payable on, after, or before the Closing Date) and (b) any Liability, whether direct or as a result of transferee Liability, joint and several Liability, or contractual Liability (other than a contractual Liability for Taxes arising pursuant to any Contract entered into in the ordinary course of business which is not primarily related to Taxes), for Taxes relating to the ownership or operation of the Assets or the Business which are attributable to any Pre-Closing Tax Period (determined in the manner specified in Section 6.03). Excluded Taxes shall exclude any Taxes to the extent included as a current liability in determining Closing Working Capital as finally determined.

“Financial Statements” has the meaning set forth in Section 3.06.

“Fraud” means an act or omission in the making of a specific representation or warranty expressly set forth in Article III or Article IV of this Agreement committed by the Party making such express representation or warranty, with intent to deceive another party, and to induce him, her or it to enter into this Agreement or consummate the transactions hereunder and requires: (a) an intentional false representation or omission of material fact, circumstance or condition in the making of the representations and warranties set forth in this Agreement; (b) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory); (c) an intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (d) causing that Party, in detrimental reliance upon such false representation, to take or refrain from taking action; and (e) causing such Party to suffer damage by reason of such reliance.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Houlihan Lokey” means Houlihan Lokey Capital, Inc.

“Indebtedness” means all obligations and Liabilities of Seller (i) with respect to borrowed money, whether secured or unsecured, (ii) with respect to the deferred purchase price of property or services (other than trade liabilities, accounts payable or accrued expenses, in each case, incurred in the ordinary course of business and payable in accordance with customary practices), (iii) represented by a note, bond, indenture or similar instrument, (iv) with respect to any conditional sale or other title retention agreement, (v) secured by any Lien on any of the Assets, (vi) with respect to leases of any property (real, personal or mixed) which have been or should be, in accordance with GAAP, recorded as capital leases, together with all renewals of such leases, (vii) with respect to unfunded or underfunded obligations under any pension, other post-employment benefits or similar plan of Seller or any pension, other post-employment benefits or similar plan under which Seller has any Liability, as determined in accordance with the Accounting Principles; (viii) with respect to any hedging transactions; (ix) with respect to obligations of any Person which are directly or indirectly guaranteed by Seller; (x) with respect to interest, fees, and other expenses owed with respect to the items identified in items (i) through (x) above; (xi) with respect to deferred compensation or severance payments, including all related payroll and employment Taxes that are payable by Seller in connection with or as a result of the payment of such liability; and (xii) with respect to any stay, change of control, severance, bonus, equity appreciation, phantom equity or similar payments due by Seller to any Person, and any other accelerations or increases in rights or benefits of Seller’s employees (whether payable or occurring prior to, on or after the Closing Date), under any plan, agreement or arrangement of Seller, which obligation, in each case, arises at or before the Closing and is payable in whole or in part as a result of the execution of this Agreement or the consummation of the Transactions, including all related payroll and employment Taxes that are payable by Seller in connection with or as a result of the payment of such obligation. Notwithstanding the foregoing, Indebtedness shall not include any amounts included in the calculation of Closing Working Capital.

“Indemnified Persons” means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, that is entitled to be indemnified under Article VIII.

“Indemnifying Persons” means Buyer or the Seller Parties, as the case may be, that is required to provide indemnification under Article VIII.

“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller.

“Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” means, as it relates to the Business, all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to any Law, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property used in the Business to which any of Seller is a party, beneficiary or otherwise bound.

“IP Registrations” means all Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Buyer or Buyer’s Knowledge” means, with respect to Buyer, the actual knowledge of the individuals listed on Article I of the Disclosure Schedules.

“Knowledge of the Seller Parties or the Seller Parties’ Knowledge” or any other similar knowledge qualification with respect to Seller Parties, means the actual knowledge of each of Tony Clark, Ian Shaw and Brian Cross, in each case after good-faith inquiry, which good-faith inquiry means the Seller Parties reviewing the representations and warranties contained in Article III of this Agreement with the individuals listed in this definition and inquiring of such individuals whether such representations and warranties are true and correct.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, losses, monetary damages, penalties, fines, fees, taxes, interest obligations, deficiencies, debts, obligations, costs and expenses and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including any amounts paid in settlement, interest, court costs, costs of investigators, attorneys’ fees, legal or other expenses incurred in connection therewith.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, Lien or other adverse claim of any kind in respect of such property or asset, including, without limitation, any voting or other transfer restrictions.

“Losses” means any and all losses (including incidental and special damages), claims, shortages, damages, Liabilities, Taxes and expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses) arising from or in connection with any such matter that is the subject of indemnification under Article VIII, whether or not foreseeable.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, taken as a whole or (b) the ability of the Seller Parties to consummate the Transactions contemplated hereby; provided, however, that “Material Adverse Effect” will not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business is conducted; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, or the enforcement, implementation or interpretation thereof; (vii) any action taken or omission by any Person controlled by Buyer; (viii) the public announcement, pendency, or completion of the Transactions or the Transaction Documents including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business; (ix) resulting from acts of god, such as hurricanes, tornadoes, floods, earthquakes or other natural disasters; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies (including but not limited to COVID-19); (xi) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (xii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (vi), and (x) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business is conducted.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Party” means each Person executing and delivering this Agreement and its permitted successors and assigns.

“Permit” means any permit, license, franchise, approval, authorization, registration, certificate, variance and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with the GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (c) zoning, building, or other restrictions, variances, covenants, rights of way, Liens, easements and other minor irregularities in title, none of which, individually or in the aggregate, material to the Business, (d) any Liens imposed, directly or indirectly, by Buyer, and (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.07(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Period Contest” has the meaning set forth in Section 6.04.

“Proxy Statement” has the meaning set forth in Section 4.05(b).

“Purchase Price” has the meaning set forth in Section 2.06(a).

“Related Party” means the Seller Parties, or their immediate family members, and any of the Seller Parties’ Affiliates the majority of equity interests in which are beneficially owned by any of the Seller Parties, and any executive officer or director of any such Affiliate.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and agents of such Person.

“Required Stockholder Vote” means Buyer’s receipt of stockholder approval in favor of the proposal to issue the Conversion Shares in accordance with Listing Rule 5635 of the NASDAQ Listed Company Manual.

“Resolution Period” has the meaning set forth in Section 2.07(c)(ii).

“Retained Business” means any assets, properties and lines of business of Seller that are not Assets, including, without limitation, the assets and lines of business set forth in Article I of the Disclosure Schedules.

“Review Period” has the meaning set forth in Section 2.07(c)(i).

“SEC” means the United States Securities and Exchange Commission, or any successor Governmental Authority administering United States federal securities laws.

“SEC Reports” has the meaning set forth in Section 4.07.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” means Seller, its successors, assigns and present and future Affiliates, and each of their respective present and future directors, officers, agents, representatives and employees.

“Seller Interests” has the meaning set forth in Section 3.04.

“Seller Parties” has the meaning set forth in the Preamble.

“Seller Transaction Expenses” means all costs, fees and expenses incurred by the Seller Parties in connection with the consummation of the transactions contemplated hereby, including, without limitation, any brokerage fees, commissions, finders’ fees or financial advisory fees and accounting fees and expenses.

“Special Committee” means the Special Committee of the Buyer Board constituted to consider this Agreement and the Transactions.

“Statement of Objections” has the meaning set forth in Section 2.07(c)(ii).

“Stockholder Meeting” has the meaning set forth in Section 5.02(a).

“Straddle Period” means any taxable period that begins on or prior to, and ends after, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than equity securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such Person of one or more of its Subsidiaries. When used without reference to a particular Person, “Subsidiary” means a Subsidiary, if any, of Seller.

“Target Working Capital” means $0.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Authority.

“Taxes” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or like governmental assessment or charge, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not, in each case imposed by a Governmental Authority; (b) any liability for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or similar group or being or having been included or required to be included in any Tax Return related thereto; and (c) any liability for or in respect of the payment of any amount of any items described in clause (a) or clause (b) as a result of any contract, assumption or operation of Law, or as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“TBOC” means the Texas Business Organizations Code.

“Transaction Documents” means this Agreement and the Bill of Sale.

“Transaction Litigation” has the meaning set forth in Section 5.02(d).

“Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents, including the Stockholder Meeting.

“Transfer Tax” has the meaning set forth in Section 6.02.

“Transferred Employee” has the meaning set forth in Section 5.09(a).

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Undisputed Amounts” has the meaning set forth in Section 2.07(c)(iii).

“Voting Agreement” has the meaning set forth in Section 2.10(g).

Article II
PURCHASE AND SALE

Section 2.01         Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing, Seller will grant, sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, all right, title and interest of Seller in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, as such assets, properties and business exist as conditioned herein as of the Closing Date and relate primarily to the Business (other than the Excluded Assets) (which assets, properties and rights are collectively referred to in this Agreement as the “Assets”), free and clear of all Liens (other than Permitted Liens) and Buyer will assume the Assumed Liabilities and no other debts, charges or Liabilities of any type of the Seller Parties.

Section 2.02         Assets. Except as otherwise expressly set forth in Section 2.03, the Assets shall include the following assets, properties and rights of Seller:

(a)            all fixed assets, equipment, machinery, tools, furniture, vehicles, office supplies, fixtures and other tangible personal property and computer hardware set forth on Schedule 2.02(a);

(b)            all prepaid expenses, credits, advance payments, refunds, rights of set-off, rights of recoupment, retentions and deposits, including with respect to any personal property or free rental periods, pre-paid rent and other prepaid assets and prepaid expenses of Seller relating primarily to the Business;

(c)            all Contracts and all rights under any and all such Contracts set forth on Schedule 2.02(c) (collectively, the “Assumed Contracts”);

(d)            all Intellectual Property, together with the right to sue for past, present and future damages for infringement or other violation of owned Intellectual Property, to the extent such Intellectual Property relates primarily to the Business (other than the Excluded IP);

(e)            all accounts receivable, notes receivable and other receivables relating to the Business;

(f)            all goodwill relating primarily to the Business;

(g)            all rights to causes of action, lawsuits, judgments, claims, other Actions and demands of any nature, whether arising by way of counterclaim or otherwise, relating to the Assets;

(h)            all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights relating to the Assets;

(i)            all Permits, accreditations, qualifications, product registrations or similar rights relating primarily to the Business, including, without limitation, those set forth on Schedule 3.14;

(j)            all information, books and records relating primarily to the Business, including, without limitation, all records, accounting or other books and records relating primarily to the Business, files, papers, client files, telephone numbers, customer, supplier, price and mailing lists, other customer information, client information, vendor information, marketing/buyer group information, sales, leasing and purchase correspondence, written and electronic correspondence relating to the Assumed Contracts, books of account and financial and employment records, data, plans, reports and recorded knowledge relating primarily to the Business in whatever media retained or stored, including, without limitation, computer software (collectively, the “Books and Records”); and

(k)            all personnel files of Transferred Employees, other than medical records and other personnel records that Seller is prohibited from disclosing or transferring to Buyer under applicable Law or are required by applicable Law to retain in their possession.

Section 2.03         Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the following assets, properties and rights of Seller (collectively, the “Excluded Assets”):

(a)            Cash and all rights to any bank accounts of Seller, including checkbooks, cancelled checks and bank records;

(b)            all Contracts and all rights under any and all such Contracts to which Seller is a party except the Assumed Contracts;

(c)            all rights of Seller under this Agreement and the other Transaction Documents;

(d)            the Organizational Documents of Seller;

(e)            refunds or claims for refunds due from any federal, state, local or foreign Tax authority with respect to any Excluded Taxes;

(f)            the Domain Name;

(g)            the Excluded IP and all rights of Seller thereunder;

(h)            the Retained Business;

(i)            all insurance policies of Seller or its Affiliates and all rights to insurance proceeds paid or payable or other insurance benefits arising from or relating to any damage, casualty, destruction or similar;

(j)            the Benefit Plans and all assets held with respect to the Benefit Plans;

(k)            the assets, properties and rights specifically set forth on Schedule 2.03(k); and

(l)            All other assets, properties, rights, interests and goodwill of Seller relating exclusively to the Retained Business.

Section 2.04         Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all Liabilities arising out of or relating to Buyer’s ownership or operation of the Assets on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including, without limitation, the following:

(a)            any Liabilities included as part of the Closing Working Capital transferred by Seller to Buyer pursuant to this Agreement;

(b)            all Liabilities and obligations under or relating to the Assumed Contracts arising out of or relating to Buyer’s performance under the Assumed Contracts on or after the Closing, and then only to the extent such obligations (A) are not required to be performed prior to the Closing and (B) do not relate to a breach of any Assumed Contract that occurred on or prior to the Closing;

(c)            all Liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing; and

(d)            (i) Assumed Taxes and (ii) Transfer Taxes for which Buyer is liable pursuant to Section 6.02.

ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, EXCEPT FOR THE ASSUMED LIABILITIES DESCRIBED IN THIS Section 2.04, BUYER SHALL NOT AND BUYER DOES NOT ASSUME ANY LIABILITIES OF SELLER WHETHER OR NOT ARISING OUT OF OR RELATING TO THE ASSETS OR THE BUSINESS OR ANY OTHER BUSINESS OF SELLER, ALL OF WHICH LIABILITIES SHALL, AT AND AFTER THE CLOSING, REMAIN THE EXCLUSIVE RESPONSIBILITY OF SELLER.

Section 2.05         Excluded Liabilities. Except for the Assumed Liabilities, in no event will Buyer assume, agree to pay, discharge or satisfy, or otherwise have any responsibility for, any Liability (together with all other Liabilities of any of the Seller Parties that are not Assumed Liabilities, the “Excluded Liabilities”):

(a)            relating to any Liability (including, without limitation, accounts payable or intercompany amounts) owed by Seller to any Affiliate of Seller;

(b)            relating to any accounts payable with respect to services received by Seller on or prior to the Closing Date (“Excluded AP”);

(c)            Liabilities incurred prior to the Closing, other than Liabilities (i) set forth on Schedule 2.05(c) or (ii) included as part of the Closing Working Capital transferred by Seller to Buyer pursuant to this Agreement;

(d)            for Excluded Taxes;

(e)            with respect to Indebtedness, including any interest or penalties accrued thereon;

(f)            to any employee, Governmental Authority or other Person, related to the operation of the Business or the Assets prior to the Closing Date;

(g)            relating to, resulting from or arising out of (i) claims made in pending or future Actions or (ii) claims based on or arising out of actual or alleged violations of Law as in effect prior to the Closing, breach of contract, employment matters or environmental, health and safety matters, alleged tortious conduct or any other actual or alleged misfeasance, malfeasance or failure of any of the Seller Parties or any of their respective officers or directors to perform any obligation, in each case (i) and (ii) arising out of or relating to events which shall have occurred, or services performed, or the operation of the Business or the Assets prior to the Closing Date;

(h)            relating to or arising out of the ownership or operation of the Business or the Assets prior to the Closing Date, in each case arising under or imposed by any Environmental Law or any Environmental Condition;

(i)            to indemnify or reimburse amounts to any officer, director or employee of any of the Seller Parties;

(j)            relating to or arising from any Benefit Plan;

(k)            pertaining to any Excluded Asset;

(l)            except as included as part of the Closing Working Capital transferred by Seller to Buyer pursuant to this Agreement, relating to all wages, bonuses, commissions, independent contractor payments, payroll, workers’ compensation, unemployment benefits, stay, change of control, severance, bonus or similar payments due by Seller to any Person and other accelerations or increases in rights or benefits of Seller’s employees (or former employees) under any plan, agreement or arrangement of Seller which obligation, in each case, (A) arises at or prior to the Closing, (B) relates to any current or former employee or contractor of Seller solely with respect to services rendered to Seller, whether such obligations arise prior to, on or after the Closing Date, or (C) is payable or becomes due in whole or in part as a result of the consummation of the Transactions, including all employer, payroll or other similar Taxes, any Tax withholding and any gross-up or similar payments for another Person’s Taxes that are payable in connection with or as a result of the payment of such Liability;

(m)            relating to, resulting from or arising out of any former operations of any of the Seller Parties that have been discontinued or disposed of prior to the Closing Date or relating to, resulting from or arising out of any operations of any of the Seller Parties other than the Business, including, without limitation, the Retained Business;

(n)            Seller Transaction Expenses;

(o)            for any damage to real or personal property leased by any of the Seller Parties which occurred prior to the Closing Date;

(p)            relating to the real property owned or leased by any of the Seller Parties;

(q)            arising out of any failure of the operation of the Business to have been in compliance with any applicable Laws and Governmental Orders prior to the Closing;

(r)             relating to any failure by any of the Seller Parties to possess all Permits required to conduct the Business or comply with any terms and requirements of its Permits prior to Closing;

(s)            arising out of the classification by the Seller Parties of any Person who has performed services to, for, or on behalf of, the Business prior to Closing as an employee or an independent contractor, or as an exempt or non-exempt employee under the Fair Labor Standards Act of 1938, as amended, and comparable state and local laws; or

(t)             of any of the Seller Parties or any of their respective officers or directors arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

Such Excluded Liabilities shall include all Actions relating to any or all of the foregoing and all costs and expenses in connection therewith.

Section 2.06         Purchase Price.

(a)            The aggregate consideration for the Assets shall be (i) 1,188,235 shares of Buyer Common Stock and (ii) the Convertible Note substantially in the form of Exhibit C attached hereto (the “Convertible Note”) (clauses (i) and (ii) collectively, the “Purchase Price”), in each case, issued directly to Owner.

(b)            In addition to the foregoing payment, as consideration for the grant, sale, assignment, transfer and delivery of the Assets, Buyer shall assume and discharge the Assumed Liabilities, as such Assumed Liabilities mature according to their terms.

Section 2.07         Purchase Price Adjustment.

(a)            Estimated Closing Working Capital. At least five (5) Business Days before the Closing Date, the Seller Parties will prepare and deliver to Buyer a statement (the “Estimated Closing Working Capital Statement”) setting forth its good-faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”) prepared in accordance with the Accounting Principles.

(b)            Post-Closing Adjustment.

(i)            Within sixty (60) days after the Closing Date, Seller will prepare and deliver to Buyer a statement setting forth its calculation of Closing Working Capital (the “Closing Working Capital Statement”) prepared in accordance with the Accounting Principles.

(ii)            The post-closing adjustment will be an amount equal to the Closing Working Capital as set forth on the Closing Working Capital Statement minus the Target Working Capital (the “Post-Closing Adjustment”). Subject to Section 2.07(c), (i) if the Post-Closing Adjustment is a positive number, Buyer will promptly pay to the Seller Parties in cash an amount equal to the Post-Closing Adjustment, and (ii) if the Post-Closing Adjustment is a negative number, the Seller Parties will promptly pay to Buyer in cash an amount equal to the Post-Closing Adjustment.

(c)            Examination and Review.

(i)            After receipt of the Closing Working Capital Statement, Buyer will have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Buyer will have full access to the Books and Records relating primarily to the Assets, the personnel of, and work papers prepared by, Seller (or its Affiliates) to the extent that they relate to the Closing Working Capital Statement and to such historical financial information relating to the Closing Working Capital Statement as Buyer may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access will be in a manner that does not interfere with the normal business operations of Seller or the Business.

(ii)           On or prior to the last day of the Review Period, Buyer may object to the Closing Working Capital Statement by delivering to Seller a written statement setting forth Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for Buyer’s disagreement therewith (the “Statement of Objections”). If Buyer fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement will be deemed to have been accepted by Buyer. If Buyer delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Seller Parties will negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Seller Parties, will be final and binding.

(iii)           If the Seller Parties and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) will be submitted for resolution to the office of the Independent Accountant who, acting as experts and not arbitrators, will resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties agree that all adjustments will be made without regard to materiality. The Independent Accountant will only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)          The fees and expenses of the Independent Accountant, if any, shall be borne by Buyer, on the one hand, and Seller, on the other hand, in inverse proportion as they may prevail in the aggregate on the Disputed Amounts submitted to the Independent Accountant (as finally determined by the Independent Accountant). For example, if the Disputed Amounts total $1,000 and the Independent Accountant awards $600 in favor of Seller, sixty percent of the costs of the Independent Accountant’s review would be borne by Buyer and forty percent of the costs would be borne by Seller.

(v)           The Independent Accountant will make a determination as soon as practicable within thirty (30) days (or such other time as the Parties agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and the Post-Closing Adjustment will be conclusive and binding upon the Parties.

(vi)          Except as otherwise provided in this Agreement, any payment of the Post-Closing Adjustment will (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.07(c)(v); and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or the Seller Parties, as the case may be.

Section 2.08         Allocation of Purchase Price; Withholding.

(a)            Not later than fifteen (15) days following Buyer’s receipt of the audited financial statements of the Seller with respect to the Business from RSM US LLP sufficient to permit Buyer to prepare and file a Form 8-K/A with required financial statements regarding the Transactions, Buyer shall prepare and deliver to Seller a schedule with a proposed allocation of the Purchase Price (and all Assumed Liabilities and other items treated as consideration for Tax purposes) among the Assets (the “Allocation Schedule”). The Allocation Schedule will be prepared in good faith using commercially reasonable judgment in accordance with § 1060 of the Code (and any similar provision of state, or local law), the Treasury Regulations promulgated thereunder. Seller and Buyer will negotiate in good faith to resolve any disputes relating to the Allocation Schedule and, to the extent disputed items are resolved/agreed to the satisfaction of both Seller and Buyer within thirty (30) days after Buyer delivers the Allocation Schedule to Seller (or within such longer period as Seller and Buyer otherwise agree to in writing), then Buyer and Seller (i) shall file all Tax Returns (including IRS Form 8594, Asset Acquisition Statement under Section 1060 of the Code) consistently with the agreed to portion of the Allocation Schedule, as adjusted, (ii) shall not take any position during the course of any audit, examination or other proceeding that is inconsistent with the agreed to portion of the Allocation Schedule, as adjusted, except as required by a determination of a Governmental Authority that is final, and (iii) shall make appropriate adjustments to the agreed to portion of the Allocation Schedule to reflect changes in the Purchase Price. In the event that Buyer and Seller are unable to resolve any disputed item within thirty (30) days after Buyer delivers the Allocation Schedule to Seller (or within such longer period as Seller and Buyer otherwise agree to in writing), Buyer and Seller shall each be entitled to adopt their own position regarding the items that are not resolved/agreed to.

(b)            Buyer will be entitled to deduct and withhold from any amounts otherwise payable to Seller pursuant to this Agreement such amounts as Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment; provided, that, Buyer shall provide written notice to Seller at least five (5) days before such deduction and withholding if Buyer believes there is any such withholding obligation and the Parties shall reasonably cooperate to obtain any available reduction of, or relief from, such deduction or withholding. Any such deducted or withheld amounts that are paid over by Buyer to the applicable Governmental Authorities will be treated for all purposes of this Agreement as having been paid to Seller.

Section 2.09         Closing. The consummation of the Transactions are referred to in this Agreement as the “Closing.” The “Closing Date” will occur on the date hereof. The Closing will take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Suite 900, Dallas, TX 75201 or at such other place (and by such other method, including facsimile and other means of electronic transmission (including .pdf files)) as the Parties may agree.

Section 2.10         Deliveries by Seller. At the Closing, Seller and/or the Seller Parties, as applicable, shall deliver or cause to be delivered to Buyer:

(a)            duly executed copies of all consents and approvals (including, without limitations, those consents and approvals set forth on Schedule 2.10(a)), in form and substance reasonably satisfactory to Buyer and its counsel, that are required for consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(b)            to the extent any of the Assets are encumbered (other than Permitted Liens), evidence reasonably satisfactory to Buyer and its counsel of the releases of such Liens.

(c)            the Bill of Sale, duly executed by Seller;

(d)            a certificate, dated as of the Closing Date, signed by an officer of Seller, certifying as to (i) Seller’s Organizational Documents and the incumbency of its officers executing this Agreement to which it is a party and (ii) the resolutions of the members or board of managers or comparable governing body of Seller authorizing the execution, delivery and performance by Seller of this Agreement;

(e)            a certificate of the Secretary of State of Texas, dated as of a date not more than twenty (20) Business Days prior to the Closing Date, certifying as to the good standing of Seller;

(f)            duly completed and executed IRS Form W-9 of Seller (or, if a Seller is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income tax purposes, the Person that is treated as its regarded tax owner for such purposes) certifying that Seller is a “U.S. person” and is not subject to United States backup withholding;

(g)            the voting agreement, covering all of the shares of Buyer Common Stock held by Owner, dated as of the Closing Date, and in substantially the form of Exhibit B (the “Voting Agreement”), duly executed by Owner; and

(h)            the Convertible Note, duly executed by Owner.

Section 2.11         Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)            the Purchase Price pursuant to Section 2.06(a);

(b)            the Bill of Sale, duly executed by Buyer;

(c)            a certificate of the Secretary of State of Texas, dated as of a date not more than twenty (20) Business Days prior to the Closing Date, certifying as to the good standing of Buyer;

(d)            a certificate, dated as of the Closing Date, signed by the Secretary of Buyer, certifying as to (i) Buyer’s Organizational Documents and the incumbency of the officers of Buyer executing this Agreement on behalf of Buyer and (ii) the resolutions of (A) the Special Committee and (B) the Buyer Board, in each case, authorizing the execution, delivery and performance by Buyer of this Agreement;

(e)            the Voting Agreement, duly executed by Buyer; and

(f)            the Convertible Note, duly executed by Buyer.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Disclosure Schedules, Seller hereby represents and warrants to Buyer as set forth below in this Article III.

Section 3.01         Organization, Authority and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all limited liability company powers required to own, lease and operate its properties and assets and carry on the Business as now conducted. Seller has made available to Buyer prior to the date hereof complete and correct copies of the Organizational Documents of Seller as currently in effect. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.02         Corporate Authorization. Seller has all requisite limited liability company power and authority to perform its obligations hereunder and consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Transactions have been duly authorized by all necessary limited liability company action on the part of Seller. Seller has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03         Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Transactions require no action by or in respect of, or Permit from or filing by or with respect to Seller with, any Governmental Authority, other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other state or federal securities laws, and (b) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04         Capitalization of Seller.

(a)            Owner is the sole record and beneficial owner of and has good and valid title to 100% of the equity and economic interests of Seller (the “Seller Interests”), free and clear of all Liens. The Seller Interests have been duly authorized and are validly issued in compliance with applicable Laws. The Seller Interests were not issued in violation of the Organizational Documents of Seller or any other agreement, arrangement, understanding or commitment to which any of the Seller Parties is a party or bound and are not subject to or in violation of any preemptive or similar rights of any Person. Other than the Organizational Documents and the Transaction Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Seller Interests or any other interest in Seller.

(b)            There are no outstanding or authorized options, warrants, convertible securities, rights of first refusal, or other rights, agreements, arrangements, understandings or commitments of any character relating to the Seller Interests or obligating any of the Seller Parties to issue or sell any equity or economic interests of Seller. Other than the Organizational Documents of Seller and the Transaction Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity or economic interests of Seller or any other interest in Seller.

Section 3.05         No Conflicts; Consents. Except as set forth on Schedule 3.05, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller with respect to the Assets or the Business; (c) require the consent, notice or other action by any Person under any Assumed Contract or Material Contract to which Seller is a party to as of the date hereof; or (d) result in the creation of a Lien (other than Permitted Lien) on any of the Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for filings expressly described in this Agreement and the other Transaction Documents.

Section 3.06         Financial Statements. Except as otherwise set forth on Schedule 3.06, (a) true, correct and complete copies of the unaudited financial statements of the Business consisting of the balance sheets as at December 31, 2022 and the related statements of income for the twelve-month period then ended (the “Financial Statements”) are included as Schedule 3.06; (b) except as set forth on Article I of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes; and (c) the Financial Statements are based on the Books and Records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2022 is referred to in this Agreement as the “Balance Sheet” and such date is the “Balance Sheet Date.”

Section 3.07         Undisclosed Liabilities. Seller, to the Knowledge of the Seller Parties, (a) has no Liabilities or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise and (b) has no Liabilities or commitments of a type required to be reflected on financial statements or notes thereto prepared in accordance with GAAP, except: (i) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (ii) those that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount to the Business as a whole; or (iii) as set forth on Schedule 3.07.

Section 3.08         Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 3.08 or as expressly contemplated by this Agreement or any other Transaction Document, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Business or the Assets, any:

(a)            event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)            amendment of the Organizational Documents of Seller;

(c)            issuance, sale or other disposition of, or creation of any Lien (other than Permitted Liens) on, any of the Seller Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Seller Interests;

(d)            declaration or payment of any distributions or redemption, purchase or acquisition of any of the Seller Interests;

(e)            material change in any method of accounting or accounting practice of the Business, except as required by applicable Law or as disclosed in the notes to the Financial Statements;

(f)             material change in the Business’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, in each case solely with respect to the Assets and except as otherwise in the ordinary course of business consistent with past practice;

(g)            incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $50,000, except unsecured current Liabilities incurred in the ordinary course of business consistent with past practice;

(h)            transfer, assignment, sale or other disposition of the Assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements, other than sales in the ordinary course of business consistent with past practices and except for any Assets having an aggregate value of less than $25,000;

(i)             transfer, assignment, termination or grant of any license or sublicense of any rights under or with respect to any Intellectual Property or IP Agreements;

(j)             loss, termination or abandonment of any IP Registration whether intentional or unintentional;

(k)            material damage, destruction or loss (whether or not covered by insurance) to any property used in the Business;

(l)             any acceleration, termination, material modification to or cancellation of any Assumed Contract or Material Contract solely as such Assumed Contract or Material Contract relates to the Business or the Assets;

(m)           any capital expenditures for and on behalf of Seller and in excess of $100,000;

(n)            imposition of any Lien other than Permitted Liens upon any of the Assets;

(o)            (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current officers, in each case other than in the ordinary course of business consistent with past practice or as required by applicable Laws, (ii) change in the terms of employment for any current officer or any termination of any current officer for which the aggregate costs and expenses exceed $200,000, or (iii) other than as required by applicable Laws, action to accelerate the vesting or payment of any compensation or benefit for any current officer;

(p)            other than in the ordinary course of business consistent with past practice, any advances or loans to (or forgiveness of any loan to) any of its current or former managers, directors, officers and employees of the Business or any Related Party for which the aggregate amount exceeds $200,000;

(q)            entry into a new line of business or abandonment or discontinuance of existing lines of business;

(r)             adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s)            purchase, lease or other acquisition of the right to own, use or lease any property or assets that constitutes an Asset for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(t)             acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $200,000;

(u)            action by Seller or any of its owners or Subsidiaries to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, assume any Tax liability of Owner or any other Person (other than as expressly contemplated under any of the Transaction Documents or any contracts that are Assets), omit to take any action or enter into any other transaction that (in each case) would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or any of its Affiliates in respect of any Post-Closing Tax Period, except to the extent that any of the foregoing were done with the prior written consent of Buyer; or

(v)            any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09         Contracts.

(a)            Schedule 3.09(a) lists each of the following Contracts (x) by which any of the Assets are bound or affected or (y) to which Seller is a party as principal and not as agent or by which it is bound and that primarily relates to the Business or the Assets (such Contracts being “Material Contracts”):

(i)            each Contract involving aggregate annual consideration from Seller with respect to the Business in excess of $250,000 and that, in each case, cannot be cancelled by Seller without penalty or without more than 90 days’ notice;

(ii)            each Contract under which Seller received revenue of more than $250,000 for the year ended December 31, 2021 with respect to the Business or under which Seller expects to receive revenue of more than $250,000 with respect to the Business in any future fiscal year;

(iii)           all Contracts that require Seller to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iv)          all Contracts that provide for the indemnification by Seller of any Person or the assumption by Seller of any Tax, environmental or other Liability of any Person;

(v)           all Contracts that relate to the acquisition or disposition of any business, any equity or material amount of assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise), in each case involving amounts in excess of $100,000;

(vi)          all broker, distributor, dealer, representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts under which Seller expects to pay at least $100,000 per year with respect to the Business and that, in each case, cannot be cancelled by Seller without penalty or without more than 60 days’ notice;

(vii)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Seller is a party and which relate to the Business, in each case which are not terminable or cancellable without penalty or without more than 90 days’ notice;

(viii)        except for Contracts relating to trade payables in the ordinary course of business, all Contracts relating to indebtedness (including guarantees), in each case having an outstanding principal amount in excess of $20,000;

(ix)           all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)            any Contracts that provide for any joint venture, partnership or similar arrangement by Seller;

(xi)           all Contracts with or for the benefit of a Related Party;

(xii)          all collective bargaining agreements or Contracts with any labor union to which Seller is a party, and which relate to the Business; and

(xiii)            any other Contract that is material to the Business or the Assets and not otherwise disclosed pursuant to this Section 3.09.

(b)            Each Assumed Contract and Material Contract is valid and binding on Seller and, to the Knowledge of the Seller Parties, the other parties thereto, in accordance with its terms and is in full force and effect. Neither Seller, nor, to the Seller Parties’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Assumed Contract or Material Contract. To the Knowledge of the Seller Parties, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assumed Contract or Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The consummation of the Transactions will not give rise to any termination, cancellation or acceleration right, discount, charge or penalty or any other rights or obligations arising thereunder from a change of control or similar event of Seller. Complete and correct copies of each Assumed Contract and Material Contract (including all written modifications, amendments and supplements thereto and waivers thereunder and, in the case of oral Contracts, summaries of all material terms thereof) have been made available to Buyer.

Section 3.10         Title to Assets; No Real Property; Condition of Assets.

(a)            Seller has (and will convey to Buyer at the Closing) good and marketable title to the Assets, in all material respects, free and clear of all Liens other than Permitted Liens.

(b)            The Assets constitute all of the assets necessary and sufficient to conduct the operations of the Business in accordance with Seller’s past practices. All equipment and other items of tangible personal property and fixed assets that are included in the Assets (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and usable in the regular and ordinary course of business and (ii) conform to all applicable Laws, ordinances, codes, rules and regulations applicable thereto, and there are no material defects with any of the Assets. No Person other than Seller owns any equipment or other tangible personal property or assets situated on the premises of Seller which are necessary to or used in the operation of the Business, except for the leased items that are subject to personal property leases.

(c)            Schedule 3.10(c) sets forth a true, correct and complete list and general description of each item of tangible personal property of Seller used in the Business with an estimated net book value in excess of $20,000.

(d)            Except as set forth on Schedule 3.10(d), none of the personal or movable property constituting Assets is located other than at the parcels of real property used in connection with the Business and leased by Seller.

Section 3.11         Intellectual Property.

(a)            Except as set forth on Schedule 3.11, (i) Seller owns, or has valid licenses or other rights to use, all material Intellectual Property necessary for the operation of the Business, subject to any limitations contained in the agreements governing the use of the same, (ii) to the Knowledge of the Seller Parties, all required filings and fees related to the IP Registrations have been timely filed and paid to the relevant Governmental Authorities and authorized registrars, and all IP Registrations are otherwise in good standing and (iii) Seller has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property license to which Seller is a party or by which it is bound related to the Business.

(b)            The Seller Parties have made available to Buyer true and complete copies of all IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each such IP Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to the Knowledge of the Seller Parties, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such IP Agreement.

(c)            Seller is the owner of (in the case of owned Intellectual Property) and has the valid right to use all other Intellectual Property used in the conduct of the Business, in each case, free and clear of Liens other than Permitted Liens. Seller is the record owner and has the valid right to use the IP Registrations.

(d)            To the Knowledge of the Seller Parties, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; or (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property or Seller’s rights with respect to any Intellectual Property. Seller is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property in a way that is materially adverse to the Business. To the Knowledge of the Seller Parties the Intellectual Property as currently licensed or used by Seller, and Seller’s conduct of the Business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person. This Section 3.11(d) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of the Intellectual Property of any other Person.

(e)            Seller’s rights in the Intellectual Property (other than click wrap, shrink wrap licenses or other similar licenses for commercial off-the-shelf software) are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property (other than click wrap, shrink wrap licenses or other similar licenses for commercial off-the-shelf software).

Section 3.12         Insurance. Schedule 3.12 contains a complete and correct list of all material insurance policies relating to the Business, the Assets or the Assumed Liabilities carried by or for the benefit of Seller which are currently in effect (the “Insurance Policies”), specifying the insurer, policy number, amount of and nature of coverage, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid. Seller maintains, in all material respects, the Insurance Policies with reputable insurers for the Business and Assets against all risks normally insured against, and in amounts normally carried, by Persons of similar size engaged in similar lines of business, and to the Knowledge of the Seller Parties, such coverage is sufficient.

Section 3.13         Legal Actions; Governmental Orders.

(a)            Except as set forth on Schedule 3.13(a), there are no Actions pending or, to the Seller Parties’ Knowledge, threatened: (i) against or by Seller, affecting any of their properties or assets that are material to the Business; or (ii) against or by Seller or any Related Party, in each case on or for its own account, that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, which if determined adversely to Seller would be material to Seller or would adversely affect the ability of the Seller Parties to consummate the Transactions.

(b)            Except as set forth on Schedule 3.13(b), there are no material outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or any of Seller’s properties or assets that are material to the Business.

(c)            For the avoidance of doubt, this Section 3.13 will not apply to any Actions or Governmental Orders for which any of Seller or any Related Party is named therein solely as agent for a Person that is not Seller or a Related Party.

Section 3.14         Compliance With Laws; Permits.

(a)            Except as set forth on Schedule 3.14(a), Seller is in compliance, in all material respects, with all Laws applicable to it or the conduct of the Business as currently conducted or the ownership and use of the Assets to the extent related to the Business.

(b)            Except as set forth on Schedule 3.14(b), all material Permits required to conduct the Business as currently conducted have been obtained and are valid and in full force and effect in all material respects. The Permits used in the Business comply in all material respects with all requirements, terms and conditions of all Assumed Contracts and Material Contracts that require Seller to obtain or keep in force Permits.

(c)            None of the representations and warranties contained in this Section 3.14 will be deemed to relate to environmental matters (which are governed by Section 3.15), employment and employee benefits matters (which are governed by Section 3.16), or Tax matters (which are governed by Section 3.17).

Section 3.15         Environmental Matters.

(a)            To the Knowledge of the Seller Parties, Seller is currently, and at all times during the prior two (2) years has been, in compliance in all material respects with all Environmental Laws to the extent applicable to the Business and, except as set forth on Schedule 3.15(a), Seller has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, relates to the Business and either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)            To the Knowledge of the Seller Parties, within the prior ten (10) years, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business of or Assets owned by Seller or with respect to any real property that operated by Seller as agent for another Person in connection with the Business. During the periods when any real property was operated by Seller as agent for another Person in connection with the Business, Seller has not received an Environmental Notice that any such real property (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by Seller.

(c)            Seller has provided or otherwise made available to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents, if any, with respect to the Assets that are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(d)            The representations and warranties in this Section 3.15 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.16         Employees; Consultants; Labor Matters; Benefit Plans.

(a)            The Business Employees of Seller, and the consultants and independent contractors providing services to the Business, have not been, and currently are not, represented by any labor organization or similar group whatsoever. Seller has not been and is not a signatory to any collective bargaining agreement that relates to the Business, and the Business has not been and is not subject to or bound by any collective bargaining agreement. In the past three (3) years, there has not been any, and there is no pending or, to the Knowledge of the Seller Parties, threatened, union organizing campaign or other attempt to organize or establish a labor organization involving or representing employees of Seller with respect to the Business or any consultant or independent contractor providing services to Seller. There has not been any, and there is no pending, or, to the Knowledge of the Seller Parties, threatened, petition, demand for recognition or other application for certification as a collective bargaining representative for any bargaining unit of employees, or otherwise against or affecting the Business. There has not been any, and there is no pending or, to the Knowledge of the Seller Parties, threatened, labor strike, material dispute, grievance, picketing, labor dispute, walkout, work stoppage, slowdown or lockout involving the Business.

(b)            As of the date hereof, except as set forth on Schedule 3.16(b), no workers’ compensation or retaliation Action is pending or, to the Knowledge of the Seller Parties, threatened, against Seller with respect to any Business Employees. With respect to the Business, Seller has maintained for the past three (3) years and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.

(c)            Seller is in compliance in all material respects with all applicable Laws with respect to the Business concerning or pertaining to labor, employment or alleged employment, including any Laws governing or concerning terms and conditions of employment, collective bargaining, termination of employment, equal employment opportunity, nondiscrimination, harassment, retaliation, wages, hours, benefits, occupational safety and health, workers’ compensation, employment practices, affirmative action, labor relations, immigration, temporary workers, independent contractors, protection of employee data and personal information, the withholding and payment of social security and other payroll taxes and plant closings or layoffs (collectively “Employment Laws”). Schedule 3.16(c) contains a true and complete list of all of the consultants and independent contractors of the Business as of the date of this Agreement, specifying for each the applicable commission or fee arrangement and commissions or fees paid or accrued for 2022 and 2023, with an appropriate notation as to any Person on such list who is subject to any written consulting or independent contractor Contract or any other written agreement setting forth the terms and conditions of the engagement of such consultant or independent contractor. All consultants and independent contractors utilized by Seller in the operation of the Business are, and have always been for the past three (3) years, properly classified as independent contractors, and not employees, of the Business.

(d)            Except as set forth on Schedule 3.16(d), there are no Actions pending or, to the Knowledge of the Seller Parties, threatened, against, relating to, or involving Seller or the Business with respect to any employee, former employee, applicant for employment, independent contractor or consultant of the Business arising out of employment, alleged employment or any alleged violation of any Employment Law, including any alleged misclassification of any current, former or prospective employee, independent contractor or consultant of the Business.

(e)            Seller is not and has never been in the past three (3) years, a government contractor or subcontractor obligated to have an affirmative action plan.

(f)            Seller has not taken any action with respect to the Business within the past three years that constitutes a “plant closing” or “mass layoff” within the meaning of, and subject to, the Worker Adjustment and Retraining Notification Act or any applicable similar state or local Law.

(g)            Schedule 3.16(g) sets forth a true, complete and accurate list of each Benefit Plan. The Seller Parties have made available to Buyer true, complete and correct copies of the following documents with respect to each Benefit Plan, to the extent applicable: (i) the current plan document, including all amendments thereto, and in the case of unwritten Benefit Plans, written descriptions thereof; (ii) the most recent summary plan description and summary of material modifications thereto; (iii) the most recent determination or opinion letter received from the IRS with respect to each such Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code; and (iv) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto).

(h)            Each Benefit Plan has been established, maintained, administered and funded in compliance with, and currently complies with, its terms and all applicable Laws (including ERISA and the Code) in all material respects. Seller has timely made all required contributions, distributions, reimbursements and premium payments on account of each Benefit Plan.

(i)            Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, as to the tax qualification of such Benefit Plan under Section 401(a) of the Code and the exemption of the related trust from Federal income taxation under Section 501(a) of the Code. No fact or event has occurred since the date of such letters that would reasonably be expected to materially and adversely affect such qualified status or tax exempt status.

(j)            None of Seller or any of its ERISA Affiliates sponsors, maintains, administers, or contributes to, or has in the past six (6) years sponsored, maintained, administered, or contributed to, such that the Business has had or could have any Liability with respect to, (i) any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(k)            Except to the extent required pursuant to Section 4980B(f) of the Code and Section 601-608 of ERISA (or similar state law), no Benefit Plan provides medical or life insurance benefits to any employee of the Business following retirement or termination of employment or of any service relationship.

(l)            Except as set forth in Schedule 3.16(l), neither the execution and delivery of this Agreement nor the consummation of the contemplated transactions will (either alone or in conjunction with any other event) result in, accelerate the vesting, funding, or delivery of, or increase the amount or value of, any payment or benefit to any employee or consultant of the Business. The consummation of the transactions contemplated herein will not result in the payment or series of payments to any Person of an “excess parachute payment,” within the meaning of section 280G of the Code.

Section 3.17         Taxes. Except as set forth in Schedule 3.17:

(a)            All material Tax Returns required to have been filed (taking into account any applicable extensions of time in which to file) by or on behalf of Seller have been filed to the extent the failure to file such Tax Returns could result in Liability for Buyer or a Lien on any of the Assets. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been timely paid to the extent the failure to timely pay any portion of such Taxes could result in Liability for Buyer or a Lien on any of the Assets.

(b)            Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, partner, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respects to the extent the failure to do so could result in Liability for Buyer or a Lien on any of the Assets.

(c)            No unresolved written claim has been made within the past four years by any Governmental Authority in any jurisdiction where Seller does not file a Tax Return with respect to the Assets or Business that such Seller is, or may be, subject to Tax by that jurisdiction with respect to the Assets or Business.

(d)            No extensions or waivers of statutes of limitations have been given to or requested in writing with respect to any Taxes of Seller, except to the extent such extension, waiver or request (as applicable) will not be in effect as of the Closing Date or will not be binding for any Post-Closing Tax Period with respect to Seller, the Assets or the Business.

(e)            All deficiencies or claims of deficiencies for Taxes asserted or proposed, or assessments for Taxes made or proposed, against Seller as a result of any examinations or inquiries by any Governmental Authority have been paid or settled with no remaining amounts owed or contested.

(f)            There are no audits, examinations or requests for information by a Governmental Authority, or other administrative proceedings, in progress or threatened by a Governmental Authority in writing against Seller or pending with respect to any Taxes of Seller, that could result in Liability for Buyer or a Lien on any of the Assets.

(g)            There are no Liens for Taxes (other than Permitted Liens) upon the Assets.

(h)            Seller is not a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or other similar agreement that will be binding on Buyer for any Post-Closing Tax Period (other than any Contract entered into in the ordinary course of business which is not primarily related to Taxes).

(i)             No private letter rulings or similar rulings have been requested by or with respect to Seller, or issued by any Governmental Authority to or with respect to Seller with respect to the Assets or Business, that would be binding on Buyer for a Post-Closing Tax Period.

(j)            Seller has not granted (and no person has granted on behalf of Seller) a power of attorney with respect to any Tax matter relating to the Assets or the Business that will be binding on Buyer after the Closing for a Post-Closing Tax Period. Seller has not entered into (and no person has entered into on behalf of Seller) a closing or similar agreement with any Governmental Authority with respect to any Tax matter that will be binding on Buyer for any Post-Closing Tax Period.

(k)            Seller does not have any Liability for Taxes of any other Person under Treasury Regulations § 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise (other than pursuant to any Contract entered into in the ordinary course of business which is not primarily related to Taxes), in each case to the extent any such Liability could result in Liability for Buyer or a Lien on any of the Assets.

(l)             None of the Seller Parties is a “foreign person” as that term is used in Treasury Regulations § 1.1445-2.

(m)           Seller does not have any material liability under any escheat or unclaimed property Law relating to the Business or the Assets.

(n)            The representations in Section 3.16 and this Section 3.17 shall constitute the sole and exclusive representations and warranties regarding any Tax matters relating to Seller, the Assets, Business and Transferred Employees, including any representations and warranties regarding compliance with Tax Laws, liability for Taxes, the filing of Tax Returns, and the accrual and reserves for Taxes on any financial statements or books and records of Seller. No representation in Section 3.16 or this Section 3.17 shall be with respect to the availability of any Tax attribute or Tax credit in any Post-Closing Tax Period.

Section 3.18         Brokers; Financial Advisors. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document.

Section 3.19         Related Party Transactions.

(a)            Schedule 3.19 sets forth a description of all services, goods, properties or assets with respect to the Business: (i) provided by Seller to Owner or any of its Subsidiaries or Affiliates; or (ii) provided to Seller by Owner or any of its Subsidiaries or Affiliates; provided, however, that the employee benefits disclosed on Schedule 3.16 and the Insurance Policies are not required to be disclosed on Schedule 3.12.

(b)            No Related Party has any direct or indirect claim or rights of any nature related to the Business against Seller, except for claims (i) for accrued and unpaid salaries, commissions, distributions or expense reimbursements arising in the ordinary course of business or (ii) arising pursuant to this Agreement and the other Transaction Documents. Following the Closing, no obligations, contracts, agreements, arrangements, understandings, debts or liabilities, known or unknown, absolute or contingent, accrued or unaccrued, will encumber the Assets owing to any Related Party.

Section 3.20         Accredited Investor Status.

(a)            Owner is acquiring Buyer Common Stock for its own account and with no intention of distributing or reselling Buyer Common Stock or any part thereof in any transaction that would be in violation of state or federal securities laws. Buyer Common Stock may only be offered or sold in compliance with the Securities Act, and applicable state securities Laws, as then applicable and in effect.

(b)            Owner has been furnished with or had access to such documents, materials and information (including the opportunity to ask questions of, and receive answers from Buyer concerning the terms and conditions of the Transactions and the issuance of Buyer Common Stock to Owner) that Owner considers necessary or appropriate for evaluating the acquisition of Buyer Common Stock by Owner. Except for the representations and warranties contained in this Agreement, the Seller Parties have not relied upon any representations or other information (whether oral or written) from Buyer, the Special Committee or any of their respective stockholders, directors, officers, Representatives or Affiliates, or from any other Person, and each of the Seller Parties acknowledges that Buyer has not given any assurances with respect to the tax consequences of the acquisition, ownership or disposition of the Buyer Common Stock as contemplated by this Agreement, nor has any Governmental Authority made any finding or determination as to this investment.

(c)            Owner is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(d)            Owner acknowledges and understands that (i) the acquisition of Buyer Common Stock has not been registered under the Securities Act in reliance on an exemption therefrom, and (ii)  the shares of Buyer Common Stock will, upon their acquisition by Owner at the Closing, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

(e)            Owner acknowledges and agrees that neither Buyer nor any other Person offered to sell Buyer Common Stock to it by means of any form of general solicitation or advertising. Owner further acknowledges and agrees that it was solicited or became aware of the investment in Buyer Common Stock through direct contact with Buyer or its agents outside of any public offering effort.

Section 3.21         Full Disclosure. No representation or warranty made by Seller under this Article III (including the related portions of the Disclosure Schedules) or the other Transaction Documents that are included or incorporated by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to Buyer’s stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 3.22         No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), Seller has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of Seller or any other Person, including any representation or warranty as to the accuracy or completeness of any information regarding Seller furnished or made available to Buyer and its Representatives in any form in expectation of the Transactions or as to the future revenue, profitability or success of Seller, the Business or the Assets or any representation or warranty arising from statute or otherwise in law.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the Disclosure Schedules or as disclosed in the Buyer Disclosure Documents, Buyer represents and warrants to the Seller Parties as follows in this Article IV. For the avoidance of doubt, no representations or warranties are being made by any member of the Special Committee.

Section 4.01         Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate powers required to own, lease and operate its properties and assets and carry on its business as now conducted. Buyer has made available to the Seller Parties prior to the date hereof complete and correct copies of the Organizational Documents of Buyer as currently in effect.

Section 4.02         Corporate Authorization. Buyer has all requisite corporate power and authority to perform its obligations hereunder and consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer. Buyer has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03         Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions require no action by or in respect of, or Permit from or filing by or with respect to Buyer with, any Governmental Authority, other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other state or federal securities laws, and (b) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.04         Non-Contravention. Except as set forth on Schedule 4.04, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of Organizational Documents of Buyer, (b) contravene, conflict with, or result in a violation or breach of any Law, (c) (i) require any payment to, or consent under or other action by any Person under, (ii) constitute a breach or default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, modification, suspension or cancellation of any right under, or creation or acceleration of any obligation of Buyer, or to a loss of any benefit to which Buyer or any of its Subsidiaries is entitled under, any provision of any Contract or Permit binding on Buyer or any of its Subsidiaries or by which they or any their respective properties or assets may be bound or affected or (d) result in the creation or imposition of any Lien on any asset of Buyer or any of its Subsidiaries, except in the cases of clauses (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.05         Disclosure Documents.

(a)            Each document required to be filed by Buyer with the SEC or required to be distributed or otherwise disseminated to Buyer’s stockholders in connection with the Transactions, including the Proxy Statement to be filed with the SEC in connection with the Transactions, and any amendments or supplements thereto (collectively, the “Buyer Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act, and at the time of such filing, and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the Stockholder Meeting will not, at the time the Proxy Statement is first mailed to Buyer’s stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Buyer with respect to information supplied by the Seller Parties or any of their Representatives for inclusion in the Proxy Statement. The Proxy Statement when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties in this Section 4.05 will not apply to statements or omissions included or incorporated by reference in the Buyer Disclosure Documents based upon information supplied to Buyer by the Seller Parties or any of their representatives or advisors specifically for use or incorporation by reference therein.

Section 4.06         Common Stock. The shares of Buyer Common Stock comprising the Purchase Price (including the Conversion Shares) will, when issued and evidence of issuance is delivered to Owner at the Closing (or, with respect to the Conversion Shares, following the Required Stockholder Vote), be duly and validly issued and fully paid and nonassessable.

Section 4.07         SEC Reports.

(a)            Since January 1, 2021, Buyer has filed, on a timely basis, all reports with the SEC required to be filed by it pursuant to the Exchange Act (the “SEC Reports”) and the rules and regulations of the SEC thereunder, all of which have complied as of their respective filing dates, in all material respects with all applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder.  None of the SEC Reports at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof.

(b)            The consolidated financial statements of Buyer and its subsidiaries included in the SEC Reports complied as to form, at the time filed, in all material respects with the published rules and regulations of the SEC with respect thereto.  Such financial statements present fairly the consolidated financial position of Buyer and its subsidiaries as of their respective dates and consolidated results of operations for the periods then ended.  Since the most recent date of the financial statements set forth in the SEC Reports, neither Buyer nor its subsidiaries has incurred any material adverse change in its financial position or results of operations.

Section 4.08         Absence of Certain Changes or Events. Since September 30, 2022, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of Buyer and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Buyer Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.09         Litigation. As of the date hereof, there are no Actions pending against, or, to the Knowledge of Buyer, threatened in writing against, Buyer or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against Buyer or any of its Subsidiaries, that would materially impair, prevent or materially delay in any way Buyer or any of its Subsidiaries’ ability to consummate the Transactions.

Section 4.10         Taxes.

(a)            (i) All material Tax Returns required to have been filed by Buyer and its Subsidiaries have been timely filed (taking into account any applicable extensions of time in which to file) and (ii) all Taxes shown on any such Tax Return as, and all other material Taxes, due and owing by Buyer and its Subsidiaries, have been timely paid, except to the extent the failure to timely file such Tax Returns and timely pay such Taxes would not have a Material Adverse Effect on Buyer.

(b)            There are no Liens for Taxes (other than for current Taxes not yet due and delinquent or Taxes being contested in good faith by appropriate proceedings) upon the assets of Buyer that would have a Material Adverse Effect on Buyer.

(c)            Buyer is not a party to any Action relating to Taxes of Buyer or its Subsidiaries by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect on Buyer. There are no Tax audits or examinations or other administrative proceedings relating to Taxes of Buyer or any of its Subsidiaries which are in progress, pending, or threatened in writing, which would have a Material Adverse Effect on Buyer.

Section 4.11         Brokers; Financial Advisors. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of Buyer, the Buyer Board or the Special Committee.

Section 4.12         Fairness Opinion. The Special Committee has received the opinion of Houlihan Lokey addressed to the Special Committee to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Purchase Price is fair, from a financial point of view, to Buyer. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.13 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller and the Business for such purpose. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules), and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

Section 4.14         No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), Buyer has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to the Seller Parties and their Representatives in any form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of Buyer, or any representation or warranty arising from statute or otherwise in law.

Article V
COVENANTS

Section 5.01         Confidentiality. From and after the Closing, the Seller Parties will hold, and will cause their Affiliates to hold, and will use their reasonable best efforts to cause their respective Representatives to hold, in confidence and to use only for the benefit of Buyer and Seller any and all information, whether written or oral, concerning the Business, except to the extent that the Seller Parties can show that such information (a) is generally available to and known by the public through no fault of the Seller Parties, any of their Affiliates or their respective Representatives; (b) is lawfully acquired by the Seller Parties, any of their Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is necessary to be disclosed pursuant to a Tax audit, examination, litigation, or proceeding or to the filing of a Tax Return. If the Seller Parties or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller Parties will promptly notify Buyer in writing and will disclose only that portion of such information that the Seller Parties are advised by their counsel in writing is legally required to be disclosed, provided that the Seller Parties will use their commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02         Stockholder Meeting; Proxy Statement.

(a)            As promptly as reasonably practicable following the Closing, Buyer will take all action necessary in accordance with the TBOC and Buyer’s Organizational Documents to establish a record date for, duly and promptly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of voting upon the approval of the issuance of the Conversion Shares in accordance with the rules of the Nasdaq Stock Market. Buyer will cause the Stockholder Meeting to be held as promptly as reasonably practicable after the mailing of the Proxy Statement.

(b)            Buyer will, as promptly as reasonably practicable after the Closing Date, prepare and file a preliminary Proxy Statement with the SEC. Buyer will respond to any comments of the SEC or its staff with respect to the Proxy Statement and use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable. Buyer will recommend that the stockholders of Buyer authorize and approve this Agreement and the Transactions in accordance with § 2-507 of the TBOC (the “Buyer Recommendation”) at the Stockholder Meeting, if applicable, and Buyer will include the Buyer Recommendation in the Proxy Statement and will use its reasonable best efforts to solicit from Buyer’s stockholders proxies in favor of the issuance of the Conversion Shares in accordance with the rules of the Nasdaq Stock Market. If, at any time prior to the Stockholder Meeting any information relating to the Seller Parties or Buyer or any of their respective Affiliates should be discovered that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information will promptly notify the other Parties and, to the extent required by Law will disseminate an appropriate amendment thereof or supplement thereto describing such information to the stockholders of Buyer. Notwithstanding the immediately preceding sentence, each of Buyer and the Seller Parties agrees and covenants that prior to Buyer filing the preliminary Proxy Statement with the SEC, such Party will review the preliminary Proxy Statement and represent, to such Party’s Knowledge, that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)            The Seller Parties agree to cooperate with Buyer in the preparation of the Proxy Statement and, as promptly as practicable following the Closing Date, will furnish Buyer, with all information relating to it and required pursuant to the Exchange Act rules and regulations promulgated thereunder to the set forth in the Proxy Statement. Buyer will promptly notify the Seller Parties of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will promptly supply the Seller Parties with copies of all correspondence between Buyer or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Each of the Parties agrees to use its reasonable best efforts, after consultation with the other Parties, to respond promptly to all such comments of and requests by the SEC. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the, Proxy Statement, the Stockholder Meeting or any correspondence with the SEC or its staff will be made by Buyer without providing the Seller Parties a reasonable opportunity to review and propose comments on the Proxy Statement.

(d)            Buyer shall promptly (and in any event, within two (2) Business Days) notify Seller in writing of any stockholder litigation or other Action brought or, to Buyer’s Knowledge, threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement and/or the Transactions (“Transaction Litigation”) and shall (subject to any confidentiality obligations of Buyer) keep Seller informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to Seller and its Representatives information relating to such Transaction Litigation) and reasonably consult with Seller regarding the defense or settlement of any commenced or threatened Transaction Litigation against it and/or its directors or executive officers or other Representatives relating to this Agreement or the Transactions.

Section 5.03         Nasdaq Listing of Shares. With respect to the Conversion Shares, Buyer shall comply with Listing Rule 5250(e)(2) of the NASDAQ Listed Company Manual.

Section 5.04         Books and Records.

(a)            In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Seller Parties after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Buyer will:

(i)            retain the Books and Records (including personnel files) of Seller that relate to the Business, for periods prior to the Closing; and

(ii)            upon reasonable notice, afford the Representatives of the Seller Parties reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records; provided, however, that any Books and Records related to Tax matters will be retained pursuant to the periods set forth in Article VI.

(b)            Buyer will not be obligated to provide the Seller Parties with access to any books or records (including personnel files) pursuant to this Section 5.04 to the extent such access would violate any applicable Law.

Section 5.05         Public Announcements. The initial press releases issued by Buyer and Seller with respect to the execution of this Agreement shall be reasonably agreed upon by the other Party. Thereafter, Buyer and Seller shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions and, except in respect of any public statement or press release that is determined by a Party, after consultation with outside legal counsel, to be required by Law or any listing agreement with or rule of any national securities exchange or association (in which case, such disclosing Party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such public statement or press release), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, without prior consultation, each Party (a) may communicate information that is not confidential information of any other Party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other Parties.

Section 5.06         Agreement not to Vote. Commencing on the Closing Date and until the date that Buyer files its quarterly report on Form 10-Q reporting financial position and results of its third fiscal quarter ended September 30, 2023, which is anticipated to be filed on or around November 15, 2023, each Seller Party agrees, on behalf of itself and its Affiliates, that for so long as such Person owns any of the Buyer Common Stock (including any Conversion Shares) constituting a portion of the Purchase Price, such Person will not vote, nor will cause to be voted, any such Buyer Common Stock (including any Conversion Shares) constituting a portion of the Purchase Price in favor of any action, transaction or proposal that would reasonably be likely to result in Buyer no longer being listed on the Nasdaq Stock Market or similar national securities exchange to the extent such action, transaction or proposal is being made by or on behalf of any Affiliate of Seller.

Section 5.07         Further Assurances. Following the Closing, each of the Parties will, and will cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the Transactions.

Section 5.08         Knowledge of the Parties.

(a)            The Seller Parties will not have any right to claim any damage or seek any other remedy at Law or in equity for (i) any breach of or inaccuracy in any representation or warranty made by Buyer or (ii) any breach of any covenant or agreement by Buyer, in each case, to the extent (x) the Seller Parties had prior Knowledge of the facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty as of the date of this Agreement or (y) the breach of such covenant or agreement by Buyer was (1) substantially caused by any action or omission on the part of the Seller Parties or (2) intentionally permitted to occur, although such breach or failure to be fulfilled could have been prevented, by the Seller Parties.

(b)            Buyer will not have any right to claim any damage or seek any other remedy at Law or in equity (i) for any breach of or inaccuracy in any representation or warranty made by the Seller Parties or (ii)  any breach of any covenant or agreement by the Seller Parties, in each case, to the extent (x) Buyer had prior Knowledge of the facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty as of the date of this Agreement or (y) the breach of such covenant or agreement by the Seller Parties was (1) substantially caused by any action or omission on the part of Buyer or (2) intentionally permitted to occur, although such breach or failure to be fulfilled could have been prevented, by Buyer.

Section 5.09         Employees.

(a)            Buyer shall make written offers of employment, on an “at will” basis, effective on the day following the Closing Date, to all employees of Seller engaged in the Business as set forth on Schedule 5.09(a) (each, a “Business Employee”). Seller shall immediately terminate all such Business Employees who accept and commence employment with Buyer. Each such Business Employee of the Business who accepts Buyer’s offer of employment and commences employment with Buyer is referred to herein as a “Transferred Employee.” For purposes of clarification, Buyer shall not be required to and shall not otherwise offer employment to any employee of Seller who is not set forth on Schedule 5.09(a).

(b)            Except as otherwise provided herein with respect to Transferred Employees, Seller shall be solely responsible and Buyer shall have no obligations whatsoever for any compensation or other amounts payable to any current or former employee, independent contractor, or consultant of Seller, (or any of their eligible dependents), except for any such obligations that arise in connection with services rendered to Buyer by the Transferred Employees after the Closing, without limitation, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, employee benefits or severance pay payable to any such employees, independent contractors, or consultants of Seller, or any of their eligible dependents (whether or not provided through a Benefit Plan or other employee benefits) relating to service with Seller at any time, whether prior to, on or after the Closing Date and whether or not such obligations arise in connection with the transaction contemplated hereby. Seller shall be solely responsible and Buyer shall have no obligations whatsoever for any such amounts payable to (i) any Transferred Employee to the extent such obligations relate to such Transferred Employee’s service with Seller at any time, or for any period, on or prior to the Closing or (ii) any other employee of Seller who does not receive or rejects an offer of employment from Buyer.

(c)            Seller shall remain solely responsible for the satisfaction of all claims that are “incurred” for purposes of entitlement to coverage under any Benefit Plan providing medical, dental, life insurance, health, accident or disability benefits (whether or not provided through a Benefit Plan or other employee benefits) brought by or in respect of any current or former employees, independent contractors, or consultants of Seller (or any of their eligible dependents) pursuant to such Benefit Plan, whether such claims are so incurred prior to, on or after the Closing Date. Seller also shall remain solely responsible for all workers’ compensation claims of any current or former employees, independent contractors, or consultants of Seller (or any of their eligible dependents) which relate to such individuals’ (or their eligible dependents’) service with Seller for purposes of any applicable workers’ compensation program. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Article VI
TAX MATTERS

Section 6.01         Tax Cooperation. Seller and Buyer shall reasonably cooperate with each other in connection with the preparation or audit of any Tax Return(s) and any Tax claim or litigation in respect of the Business and the Assets, which cooperation shall include, but not be limited to, making reasonably available documents and employees, if any, capable of providing information or testimony, including, without limitation, the Books and Records. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Buyer and Seller will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

Section 6.02         Transfer Taxes. All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees incurred in connection with the sale of the Business and the Assets, as contemplated by this Agreement (collectively, “Transfer Taxes”), shall be borne 50% by Seller and 50% by Buyer. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable Law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so on a timely basis, and the other party shall cooperate with respect thereto as necessary.

Section 6.03         Responsibility For Taxes. For purposes of determining the amount of Taxes that relate to a Pre-Closing Tax Period or Post-Closing Tax Period, (i)  Taxes that are ad valorem, property or similar Taxes imposed on a periodic basis shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning the day after the Closing Date by prorating each such Tax based on the number of days that occur in the applicable Straddle Period on or before the Closing Date, on the one hand, and the number of days that occur in such Straddle Period after the Closing Date and (ii) all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes) shall be allocated based on a “closing of the books” as of the end of the Closing Date methodology. For purposes of clause (i) of the preceding sentence, the period for such ad valorem, property or similar Taxes shall begin on the date on which ownership of the applicable Asset gives rise to liability for such Tax. For purposes of clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes. This Section 6.03 shall not apply to Transfer Taxes.

Section 6.04         Tax Claims. If, after the Closing Date, Buyer or an Affiliate of Buyer receives notice of an audit or administrative or judicial proceeding with respect to any Taxes which could give rise to a Liability of Seller under operation of Law or this Agreement (a “Pre-Closing Tax Period Contest”), Buyer shall notify Seller within ten (10) days of receipt of such notice. Seller shall have the option, at Seller’s sole cost and expense, to control any such Pre-Closing Tax Period Contest which does not involve any Taxes for a Straddle Period and may exercise such option by providing written notice to Buyer within fifteen (15) days of receiving notice of such Pre-Closing Tax Period Contest from Buyer. Buyer shall control any Pre-Closing Tax Period Contest that involves Taxes for any Straddle Period; provided that Buyer shall (i) keep Seller reasonably informed of the progress of such Pre-Closing Tax Period Contest, (ii) permit Seller (or Seller’s counsel) to participate, at Seller’s sole cost and expense, in such Pre-Closing Tax Period Contest, including in meetings with any applicable Governmental Authorities, and (iii) not settle, compromise and/or concede any portion of such Pre-Closing Tax Period Contest without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent of any conflict between this Section 6.04 and Section 8.05, the provisions of this Section 6.04 shall control.

Section 6.05         Maintenance of Books and Records. Seller Parties shall (i) retain all Books and Records with respect to Tax matters relevant to Seller, the Assets or the Business relating to any taxable period beginning before the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations and (ii) provide Buyer with reasonable written notice prior to transferring, destroying or discarding such Books and Records and, if Buyer requests, Seller or Owner, as the case may be, shall allow Buyer to take possession of such Books and Records.

Section 6.06         Refunds. All refunds for Taxes for any Excluded Tax shall be for the sole benefit of Seller and to the extent that Buyer receives a refund that is for the benefit of Seller, Buyer shall promptly pay such refund (without interest, other than interest received from the applicable Governmental Authority); provided that Buyer shall have no obligation to pay any refund of any Excluded Tax to Seller to the extent Buyer has paid such Excluded Tax and Seller has not indemnified Buyer for such Excluded Tax or otherwise economically borne such Excluded Tax (e.g., by having such Excluded Tax included as a liability in the computation of Closing Working Capital, as finally determined).

Article VII
[RESERVED]

Article VIII
Survival; INDEMNIFICATION; LIMITATIONS

Section 8.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in: (a) Article III will survive the Closing and will remain in full force and effect until the date that is 12 months after the Closing Date, unless Buyer is notified in writing of any breach of such representations and warranties during such 12 month period, then the later of such 12 month period and 90 days following receipt of such written notice; provided, that the representations and warranties in (i) Section 3.01, Section 3.02, Section 3.04(a) and (b), Section 3.15, and Section 3.16 will survive indefinitely and (ii) Section 3.17 shall survive until the date that is sixty (60) days after the expiration of the statute of limitations applicable to such matters; and (b) Article IV (other than any representations or warranties contained in Section 4.11, which are subject to Article VI) will survive the Closing and will remain in full force and effect until the date that is 12 months from the Closing Date, unless Seller is notified in writing of any breach of such representations and warranties during such 12 month period, then the later of such 12 month period and 90 days following receipt of such written notice; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.04(a) and (b), Section 4.05 and Section 4.11 will survive indefinitely. All covenants and agreements of the Parties contained in this Agreement (other than any covenants or agreements contained in Article VI, which are subject to Article VI) will survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

Section 8.02         Indemnification Generally.

(a)            By the Seller in Favor of the Buyer Indemnified Parties. Seller agrees, subject to the provisions set forth in this Article VIII, to indemnify, defend and hold harmless each member of the Buyer Indemnified Parties for any and all Losses they may suffer, sustain or incur arising from, in connection with, or as a result of the following:

(i)            the breach of any of the representations or warranties of the Seller Parties contained in Article III of this Agreement;

(ii)           the breach of any agreement or covenant of the Seller Parties contained in this Agreement;

(iii)          in respect of the Retained Business, Excluded Assets, Excluded Liabilities, and Excluded Taxes; or

(iv)          any Fraud in connection with this Agreement or the other Transaction Documents; and

(b)            By Buyer in Favor of the Seller Indemnified Parties. Buyer agrees, subject to the provisions set forth in this Article VIII, to indemnify, defend and hold harmless each member of the Seller Indemnified Parties for any and all Losses they may suffer, sustain or incur arising from, in connection with, or as a result of (without duplication):

(i)            the breach of any of the representations or warranties of Buyer contained in Article IV of this Agreement;

(ii)           the breach of any agreement or covenant of Buyer contained in this Agreement;

(iii)          in respect of the Assets and Assumed Liabilities arising out of or relating to Buyer’s ownership or performance on or after the Closing; or

(iv)          any Fraud in connection with this Agreement or the other Transaction Documents.

Section 8.03         Limitations on Indemnification.

(a)            Indemnity Limitations for Seller.

(i)            Seller shall not be liable to any Buyer Indemnified Party for indemnification under Section 8.02(a)(i) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a)(i) exceeds $100,000, at which point the full amount of all Losses shall be recoverable; provided, however, that the foregoing limitation shall not apply to indemnification for Losses resulting from breaches of any of the representations or warranties of Seller contained in Section 3.17.

(ii)            The aggregate liability of Seller under this Agreement shall in no event exceed the $10,500,000.

(iii)           Except with respect to Fraud, and without limiting the Buyer Indemnified Parties rights pursuant to Section 10.10, the Owner shall not have any liability to the Buyer Indemnified Parties pursuant to this Article VIII.

(b)            Indemnity Limitations for Buyer.

(i)            The aggregate liability of Buyer under this Agreement shall not exceed, in the aggregate, $10,500,000.

Section 8.04         Assertion of Claims; Payment of Claims.

(a)            No claim shall be brought under Section 8.02 unless the Indemnified Persons, or any of them, at any time prior to the expiration of the applicable survival period, give the Indemnifying Persons (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (ii) written notice pursuant to Section 8.06 of any Third Party Claim, the existence of which would give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal Actions subsequent to the expiration of the survival period for the enforcement of their rights under Section 8.02. The Seller Indemnified Parties’ indemnification obligations under this Article VIII include, without limitation, the obligation to pay and reimburse the Buyer Indemnified Parties for all Losses that have been finally determined to be due and owing to such Buyer Indemnified Parties hereunder, whether or not arising due to Third Party Claims.

(b)            Subject to Section 8.05(c), a determination of Liability under this Article VIII, the Indemnifying Persons shall pay the Indemnified Persons the amount so determined within five (5) Business Days after the date of determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Persons shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.

(c)            Subject to the limitations set forth in this Article VIII, (i) any obligation of Seller to indemnify the Buyer Indemnified Parties for Losses hereunder shall be satisfied in cash from Seller upon final resolution of such claim or claims to which such Losses relate and (ii) any obligation of Buyer to indemnify the Seller Indemnified Parties for Losses hereunder shall be satisfied in cash from Buyer upon final resolution of such claim or claims to which such Losses relate.

Section 8.05         Notice and Defense of Third Party Claims.

The obligations and Liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of Liability by a third party (other than Seller, Buyer or any of their respective Affiliates) against or involving an Indemnified Person (each, a “Third Party Claim”) shall be subject to the terms and conditions set forth below.

(a)            The Indemnified Persons shall give prompt written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying the Indemnifying Persons shall relieve the Indemnifying Persons from any Liability hereunder, unless (and then solely to the extent) such Indemnifying Persons are prejudiced or damaged in any manner by such delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim.

(b)            If the Indemnifying Persons acknowledges, in a writing delivered to the Indemnified Persons, that the Indemnifying Persons are obligated to indemnify, defend and hold harmless the Indemnified Persons under the terms of their indemnification obligations hereunder in connection with a particular Third Party Claim, then the Indemnifying Persons shall have the right to assume the defense of such Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right, without the express written consent of the Indemnified Persons, to assume the defense of such Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the claim seeks only an injunction or other equitable relief; (ii) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are materially different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests are in conflict with those of the Indemnifying Persons; (iii) such action or Action involves, or could have a material effect on, any claim for Losses, which is reasonably likely to exceed the Indemnifying Person’s aggregate liability hereunder; or (iv) the Indemnifying Persons shall not have assumed the defense of such Third Party Claim in a timely fashion.

(c)            If the Indemnifying Persons elect to assume the defense of any such Third Party Claim, the Indemnifying Persons shall consult with the Indemnified Persons and the Indemnified Persons may participate in such defense, but in such case the expenses of the Indemnified Persons shall be paid by the Indemnified Persons. If the Indemnifying Persons fail to defend a Third Party Claim, are otherwise restricted from so defending, or if, after commencing or undertaking any such defense, the Indemnifying Persons fail to prosecute or withdraw from such defense, the Indemnified Persons shall have the right to undertake the defense or settlement thereof, at the Indemnifying Persons’ expense. If the Indemnified Persons assume the defense of any such Third Party Claim in accordance with the terms hereof and propose to settle such Third Party Claim prior to a final judgment thereon, then the Indemnified Persons shall give the Indemnifying Persons prompt written notice thereof, and the Indemnified Persons may not settle such Third Party Claim without the written consent of the Indemnifying Persons, which consent shall not be unreasonably withheld or delayed.

(d)            If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim, they shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed

Section 8.06         Remedies Not Exclusive. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity, and all rights and remedies are cumulative and not exclusive of any rights and remedies at law. Nothing in this Section 8.06 will limit any Person’s right to seek and obtain any equitable relief to which any Person may be entitled or to seek any remedy on account of any Person’s Fraud, criminal activity or bad faith.

Section 8.07         Purchase Price Adjustment. Buyer and the Seller Parties agree that any indemnity payment made under this Agreement shall, to the extent permitted by Law, be treated by the Parties as an adjustment to the Purchase Price.

Article IX
[RESERVED]

Article X
Miscellaneous

Section 10.01 Expenses. Except as provided above or as otherwise expressly provided herein, (a) Buyer will pay its own fees, costs and expenses incurred in connection with this Agreement and the Transactions, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Seller Parties will pay the fees, costs and expenses of the Seller Parties incurred in connection with this Agreement and the Transactions, including the fees, costs and expenses of its financial advisors, accountants and counsel.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) or (d) on the fourth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as is specified in a notice given in accordance with this Section 10.02):

If to the Seller Parties:

Breckenridge Geophysical, LLC

301 E. 18th St.

Cisco, TX 76437

Attention: Brian Cross

E-mail: brian.cross@wilksbrothers.com

with a copy to:

Winston & Strawn LLP

2121 North Pearl Street, Suite 900

Dallas, TX 75201

Attention: David Lange

E-mail: dlange@winston.com

If to Buyer:

Dawson Geophysical Company

508 West Wall, Suite 800

Midland, Texas 79701

Attention: Stephen C. Jumper

E-mail: jumper@dawson3d.com

and

Albert S. Conly

3412 Caruth Blvd

Dallas, Texas 75225

E-mail: bert.conly@fticonsulting.com

with a copy to:

Baker Botts L.L.P.
2001 Ross Avenue
Suite 900
Dallas, Texas 75201
Attn: Grant Everett
E-mail: Grant.Everett@bakerbotts.com

and

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Attn: Corey Brown and Adam Nalley

E-mail: cbrown@porterhedges.com, analley@porterhedges.com

Section 10.03         Interpretation. For purposes of this Agreement:

(a)            the word “include” and its derivatives means to include without limitation;

(b)            the word “or” is not exclusive;

(c)            inclusion of items in a list or specification of a particular instance of an item will not be deemed to exclude other items of similar import;

(d)            unless the context otherwise requires, references in this Agreement: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder and in effect from time to time;

(e)            this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any provision or document to be drafted;

(f)            the Disclosure Schedules and Exhibits referred to in this Agreement will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement:

(g)            use of terms that imply gender will include all genders;

(h)            defined terms will have their meanings in the singular and the plural case;

(i)            the headings in this Agreement are for reference only and will not affect the interpretation of this Agreement; and

(j)            time is of the essence with respect to this Agreement.

Section 10.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the Parties will agree on a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained in this Agreement and in the other Transaction Documents, and supersede all prior written, and prior and contemporaneous oral, understandings, negotiations, arrangements and agreements, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or delegate its obligations (by operation of law or otherwise) under this Agreement without the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed. No assignment will relieve the assigning Party of any of its obligations under this Agreement. Any assignment or delegation in violation of this Section 10.06 is void and of no effect.

Section 10.07 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to, or will, confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding anything in this Section 10.08, no amendment, modification, supplement, or waiver of any provision of this Agreement will be effective, and no determination may be made by Buyer under this Agreement, and no action with respect to this Agreement can be made by Buyer, without the prior written approval of the Special Committee.

Section 10.09 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law rules of such state that would cause the application of the laws of any jurisdiction other than the State of Texas.

(b)            The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought in Dallas, Texas or, if such court shall not have jurisdiction, any federal court located in the State of Texas or other Texas state court, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.02 shall be deemed effective service of process on such Party.

(c)            EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.10 Specific Performance. The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof for which money damages, even if available, would not be an adequate remedy, and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 10.09(b), in addition to any other remedy to which such Party may be entitled under this Agreement. The specific remedies to which a Party may resort under the terms of this Agreement are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such Party may be lawfully entitled in case of any breach or threatened breach of any provision or provisions of this Agreement. The Parties further agree to waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a Party is entitled at law or in equity.

Section 10.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, it being understood that the Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other Parties. Until and unless each Party has received a counterpart hereof signed (including by electronic signature) by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 10.12 Special Committee. No amendment or waiver of any provision of this Agreement will be effective, and no determination may be made by Buyer under this Agreement, and no action with respect to this Agreement can be made by Buyer, without the prior written approval of the Special Committee.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed to be effective as of the date first written above.

OWNER:

WILKS BROTHERS, LLC

By:	/s/ Dan H. Wilks
Name: Dan H. Wilks
Title: Chief Executive Officer

SELLER:

BRECKENRIDGE GEOPHYSICAL, LLC

By:	/s/ Dan H. Wilks
Name: Dan H. Wilks
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed to be effective as of the date first written above.

BUYER:

DAWSON GEOPHYSICAL COMPANY

By:	/s/ Stephen C. Jumper
Name: Stephen C. Jumper
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]